SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

STERIS CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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STERIS CORPORATION

5960 Heisley Road    ■     Mentor, Ohio 44060-1834    ■     USA

TO OUR SHAREHOLDERS:

        The 2001 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 20, 2001, at the Radisson Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect four directors for terms running through the 2003 Annual Meeting. Management will also report on fiscal year 2001 results. We urge you to attend the meeting and to vote FOR the nominees for director listed in the Proxy Statement.

        The formal notice of the meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully.

        Please sign and return the enclosed Proxy whether or not you plan to attend the meeting to assure your shares will be voted. If you do attend the meeting, and the Board of Directors joins us in hoping that you will, there will be an opportunity to revoke your Proxy and to vote in person if you prefer.

Sincerely,

LES C. VINNEY
President and
Chief Executive Officer

JERRY E. ROBERTSON , PH D.
Chairman of the Board

June 22, 2001
STERIS CORPORATION

5960 Heisley Road    ■     Mentor, Ohio 44060-1834    ■     USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 20, 2001

        The Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 20, 2001, at the Radisson Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, USA, for the following purposes:

1.	To elect four directors to serve until the 2003 Annual Meeting; and

2.	To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on June 8, 2001, as the record date for determining shareholders entitled to notice of the meeting and to vote.

        The Company’s integrated Annual Report to Shareholders and Form 10-K for the year ended March 31, 2001, is being mailed to shareholders with the Proxy Statement. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

DAVID C. DVORAK
Secretary

June 22, 2001

        Please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to be present at the Annual Meeting. If you attend the Annual Meeting, you may revoke your Proxy and vote your shares in person.
STERIS CORPORATION

5960 Heisley Road  ■   Mentor, Ohio 44060-1834  ■   USA

PROXY STATEMENT

Annual Meeting, July 20, 2001

The Proxy and Solicitation
This Proxy Statement is being mailed on or about June 22 , 2001, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of business on June 8, 2001, in connection with the solicitation by the Board of Directors of the enclosed form of Proxy for the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 20, 2001, at the Radisson Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, USA. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a writing appointing a Proxy by giving notice to the Company in writing or in open meeting, or by submitting a subsequent Proxy. The cost of soliciting the Proxies will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person, by telephone, fax, or e-mail. STERIS has engaged a professional proxy solicitation firm, Georgeson Shareholder Communications Inc., to aid in the solicitation of Proxies, for whose services the Company will pay a fee of not more than $10,000.

Voting Securities
As of the record date set by the Board of Directors of June 8, 2001, the Company had 68,818,267 Common Shares outstanding and entitled to vote at the Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If voting in the election of directors is cumulative, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, the persons named in the enclosed Proxy will vote the shares represented by valid Proxies on a cumulative basis for the election of the nominees listed on pages 3 and 4, allocating the votes among the nominees in accordance with their best judgment.

        Common Shares represented by properly executed Proxies will be voted in accordance with the specifications made thereon. If no specification is made, Proxies will be voted FOR the election of the nominees named in this Proxy Statement. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting. Accordingly, an abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Purposes of Annual Meeting
The Annual Meeting has been called for the purposes of (1) electing directors of the class whose term of office expires in 2003 and (2) transacting such other business as may properly come before the meeting.

        The persons named in the enclosed Proxy have been selected by the Board of Directors and will vote shares represented by valid Proxies. They have indicated that, unless otherwise specified in the Proxy, they intend to vote to elect as directors of Class I the four nominees listed on pages 3 and 4.

Election of Directors
STERIS’s Board of Directors is divided into two classes (Classes I and II, each of which is currently comprised of four directors), the members of which serve staggered two-year terms. The terms of the current Class I directors, Stephen R. Hardis, Raymond A. Lancaster, J. B. Richey, and Les C. Vinney, expire at the 2001 Annual Meeting. Messrs. Lancaster and Richey were last elected as directors by the shareholders at the 1999 Annual Meeting. Messrs. Vinney and Hardis were appointed as directors by the Board of Directors, in accordance with the Company’s Code of Regulations, in March 2000 and September 2000, respectively. Each of Messrs. Hardis, Lancaster, Richey, and Vinney has been nominated for reelection as a director of the Company for a term to expire at the 2003 Annual Meeting.

        The Board of Directors recommends a vote FOR the election of each of Messrs. Hardis, Lancaster, Richey, and Vinney. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, the Proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend unless the Board of Directors, in response to the death or unavailability, chooses to reduce the number of directors.

        The Company has no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the Proxy will vote in accordance with their judgment on such matters.

Ownership of Voting Securities
The following table sets forth information furnished to the Company with respect to the beneficial ownership of the Company’s Common Shares by each current and former executive officer, director, and nominee named below, and by all current executive officers, directors, and nominees as a group, each as of May 31, 2001. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

Name	Number of Shares Beneficially Owned	Percent of Class
Les C. Vinney(1)	108,700	*
Gerard J. Reis(2)	96,150	*
David C. Dvorak(3)(4)	112,150	*
Laurie Brlas(5)	7,250	*
William A. O’Riordan(3)(6)	129,977	*
Stephen R. Hardis(7)	20,973	*
Raymond A. Lancaster(8)	80,767	*
Kevin M. McMullen(7)	13,205	*
J. B. Richey(9)	172,707	*
Jerry E. Robertson(10)	106,867	*
John P. Wareham(7)	10,625	*
Loyal W. Wilson(9)(11)	111,527	*
Bill R. Sanford(12)	1,776,140	2.5%
All current directors and executive officers as a group (17 persons)(13)	1,008,202	1.5%

*	Less than one percent.
(1)	Includes 87,500 Common Shares subject to options that are exercisable within 60 days.
(2)	Includes 95,750 Common Shares subject to options that are exercisable within 60 days.
(3)	Includes Common Shares owned as participants in the STERIS Corporation 401(k) Plan and Trust.
(4)	Includes 111,250 Common Shares subject to options that are exercisable within 60 days.
(5)	Includes 6,250 Common Shares subject to options that are exercisable within 60 days.
(6)	Includes 128,750 Common Shares subject to options that are exercisable within 60 days.
(7)	Includes 10,000 Common Shares subject to options that are exercisable within 60 days.
(8)
Includes 66,000 Common Shares subject to options that are exercisable within 60 days, 3,400 Common Shares held by Mr. Lancaster as custodian for his minor children, and 2,000 Common Shares as to which Mr. Lancaster’s wife has sole voting and dispositive power.

(9)	Includes 70,000 Common Shares subject to options that are exercisable within 60 days.
(10)
Includes 61,000 Common Shares subject to options that are exercisable within 60 days, 20,000 Common Shares held by the J. J. Robertson Limited Partnership in which Dr. Robertson and his wife are general partners, and 20,000 Common Shares held by the Jerry E. Robertson Living Trust of which Dr. Robertson is the trustee.

(11)	Includes 2,000 Common Shares as to which Mr. Wilson’s wife has sole voting and dispositive power.
(12)	Includes 1,466,912 Common Shares subject to options that are exercisable within 60 days.
(13)	Includes 730,250 Common Shares subject to options that are exercisable within 60 days.

        The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State of Wisconsin Investment Board	7,437,300	(1)	10.81%
P.O. Box 7842
Madison, WI 53707

Barclays Global Investors, N.A.	4,025,862	(2)	5.85%
45 Fremont Street
San Francisco, CA 94105

(1)
As of February 14, 2001, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, the State of Wisconsin Investment Board, a government agency that manages public pension funds, has sole voting and dispositive power with respect to all of these shares.

(2)
As of February 14, 2001, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, Barclays Global Investors, N.A., as part of a group and reporting on behalf of itself and its affiliates, Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, CA 94105, Barclays Funds Limited, Gredley House, 11 The Broadway, Stratford, England E15 4BJ, and Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London, England EC3 NHH, has sole voting power as to 3,916,511 of these shares and sole dispositive power as to 4,025,862 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Based on Company records and information, the Company believes that all Securities and Exchange Commission filing requirements applicable to directors and executive officers under Section 16(a) of the Securities Exchange Act of 1934, as amended, for the fiscal year ended March 31, 2001, were complied with.

Board of Directors
The following provides as to nominees and directors whose terms of office will continue after the Annual Meeting, their age, the year in which each became a director of the Company, their principal occupation and employment, and their directorships in companies having securities registered pursuant to the Securities Exchange Act of 1934, as amended.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL
MEETING IN 2003 (Class I Directors)

        Stephen R. Hardis, age 65, director since September 2000. Mr. Hardis is Chairman of Axcelis Technologies, Inc., a semiconductor equipment business which was spun-off in an initial public offering from Eaton Corporation, a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace, and semiconductor markets. Prior to his appointment at Axcelis Technologies, Mr. Hardis served as Eaton Corporation’s Chairman and Chief Executive Officer from September 1995 until his retirement on July 31, 2000. Mr. Hardis is a director of American Greetings Corporation, Lexmark International Corporation, Marsh & McLennan Companies, Nordson Corporation, Apogent Technologies Inc. (formerly known as Sybron International Corporation), and Progressive Corporation.

        Raymond A. Lancaster, age 55, director since 1988. Mr. Lancaster is self-employed as a specialist doing leveraged buyouts of manufacturing companies. From February 1995 to December 2000, Mr. Lancaster held the position of Managing Partner of Kirtland Capital Partners II L.P., a middle market leveraged buyout partnership.

        J. B. Richey, age 64, director since 1987. Mr. Richey has been Senior Vice President of Invacare Corporation, a provider of home healthcare medical equipment, since 1984. Mr. Richey is a director of Invacare Corporation, Royal Appliance Manufacturing Company, and Unique Mobility, Inc.

        Les C. Vinney, age 52, director since March 2000. Mr. Vinney is currently President and Chief Executive Officer of STERIS. Mr. Vinney joined STERIS in August 1999 as Senior Vice President and Chief Financial Officer, became Senior Vice President Finance and Operations in October 1999, became President and Chief Operating Officer in March 2000, and became President and Chief Executive Officer in July 2000. Immediately before his employment with STERIS, Mr. Vinney served as Senior Vice President and Chief Financial Officer of The BF Goodrich Company, a manufacturer of advanced aerospace systems, performance materials, and engineered industrial products. During his eight year career with BF Goodrich, Mr. Vinney held a variety of senior operating and financial management positions, including Vice President and Treasurer, President and CEO of the former Tremco subsidiary, and Senior Vice President, Finance and Administration of BF Goodrich Specialty Chemicals.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE
AT THE ANNUAL MEETING IN 2002 (Class II Directors)

        Kevin M. McMullen, age 40, director since July 2000. Mr. McMullen is Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals. Mr. McMullen was Vice President of GenCorp Inc., a technology-based manufacturer with leading positions in the aerospace and defense, polymer products, and automotive industries, and President of GenCorp’s Decorative & Building Products business unit from September 1996 until GenCorp’s spin-off of OMNOVA in October 1999. Mr. McMullen was Vice President of OMNOVA and President of its Decorative & Building Products unit from September 1999 until January 2000, was President and Chief Operating Officer of OMNOVA from January to December 2000, became Chief Executive Officer and President of OMNOVA in December 2000, and became Chairman of the Board of OMNOVA in February 2001. Before joining GenCorp, Mr. McMullen held the position of General Manager of the Commercial & Industrial Lighting business of General Electric Corporation, a diversified services, technology, and manufacturing company, from 1993 to 1996.

        Jerry E. Robertson, age 68, director since 1994. Dr. Robertson was appointed Chairman of the Board of Directors in July 2000. Dr. Robertson retired in March 1994 from 3M Company where he most recently served (since 1986) as Executive Vice President, Life Sciences Sector and Corporate Services, and as a member of the Board of Directors. Dr. Robertson is a director of Coherent, Inc. and Choice Hotels International.

        John P. Wareham, age 59, director since December 2000. Mr. Wareham is Chairman of the Board, President, and Chief Executive Officer of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis. Mr. Wareham became CEO of Beckman Coulter in September 1998 and was named Chairman in February 1999. Prior to these appointments, Mr. Wareham served as President and Chief Operating Officer, a position he assumed in 1993.

        Loyal W. Wilson, age 53, director since 1987. Mr. Wilson has been a Managing Director of Primus Venture Partners, Inc., a private equity investment and management firm, since its inception in 1983. Mr. Wilson is a director of Corinthian Colleges, Inc.

Board Meetings and Committees	The Company’s Board of Directors met seven times during the fiscal year ended March 31, 2001. The Board of Directors has an Audit Committee and a Compensation and Nominating Committee.

        Messrs. Hardis, Lancaster, and McMullen are the current members of the Audit Committee. The Audit Committee provides oversight relating to the Company’s financial statements and financial reporting process, its systems of internal accounting and financial controls, the internal audit process and the annual independent audit process of the Company’s annual financial statements. The Audit Committee met four times during the last fiscal year.

        Messrs. Lancaster, Robertson, and Wilson are the current members of the Compensation and Nominating Committee. The Compensation and Nominating Committee makes recommendations concerning salaries and other compensation for employees of and consultants to the Company, administers the Company’s stock option and equity compensation plans, and nominates individuals for election to the Board of Directors. The Compensation and Nominating Committee will consider nominees for the Board of Directors recommended by shareholders. A shareholder desiring to suggest a candidate for consideration by the Compensation and Nominating Committee should send a resume of the candidate’s business experience and background to Mr. Dvorak at the Company’s Mentor, Ohio offices. The Compensation and Nominating Committee met five times during the last fiscal year.

        Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he served during the last fiscal year.

Compensation of Executive Officers
Shown below is information concerning the annual, long-term, and other compensation for services in all capacities to the Company for the fiscal years ended March 31, 2001, 2000, and 1999 of the Company’s current and former chief executive officers, and the Company’s four other most highly compensated executive officers (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Fiscal Year	Salary	Bonus(1)		Options(2)
Les C. Vinney(3)	2001	$522,065	$ 258,675		250,000
President and Chief Executive Officer	2000	214,865	200,000		100,000

Gerard J. Reis	2001	$235,000	$ 77,688		25,000
Senior Vice President,	2000	146,497	29,957		30,000
Corporate Administration	1999	120,330	63,656		40,000

David C. Dvorak	2001	$230,000	$ 66,456		25,000
Senior Vice President, General Counsel,	2000	186,167	33,763		20,000
and Secretary	1999	166,412	84,165		40,000

Laurie Brlas(4) Senior Vice President and Chief Financial Officer	2001	$216,731	$ 78,936		25,000

William A. O’Riordan	2001	$200,000	$ 54,450		15,000
Vice President and Group President,	2000	185,805	34,981		20,000
Healthcare	1999	137,229	79,718		40,000

Bill R. Sanford(5)	2001	$188,462	$3,570,000	(6)	0
Former Chairman of the Board and	2000	520,213	311,625		100,000
Chief Executive Officer	1999	466,249	655,856		100,000

(1)
Except as noted, amounts are those awarded under the Management Incentive Compensation Plan or the Senior Executive Management Incentive Compensation Plan for the respective fiscal year or as an inducement for the officer to enter into the employ of the Company.

(2)
The number of Common Shares underlying options for fiscal 1999 has been adjusted to reflect a 2-for-1 stock split by means of a 100% stock dividend on the Company’s Common Shares effective August 24, 1998.

(3)	Mr. Vinney joined the Company in August 1999. The table reflects all compensation earned by Mr. Vinney as an executive officer during the fiscal years ended March 31, 2000 and 2001.

(4)	Ms. Brlas joined the Company in April 2000. The table reflects all compensation earned by Ms. Brlas as an executive officer during the fiscal year ended March 31, 2001.

(5)	Mr. Sanford resigned as Chairman of the Board and Chief Executive Officer effective on July 21, 2000.

(6)
Includes a lump-sum payment of $3,300,000 made on July 21, 2000 and a pro rata bonus of $67,500 per month for April though July 2000, made pursuant to an employment agreement, dated June 19, 2000, between Mr. Sanford and the Company.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth, for each of the Named Executive Officers, the exercise of options to purchase the Company’s Common Shares during the fiscal year ended March 31, 2001, and the year-end value of unexercised options to purchase the Company’s Common Shares granted in the last fiscal year and in prior years and held by the Named Executive Officers at March 31, 2001. All of the options were granted under the Company’s 1987 Amended and Restated Nonqualified Stock Option Plan, the Company’s 1994 Equity Compensation Plan, the Company’s 1997 Stock Option Plan, the Company’s 1998 Long-Term Incentive Stock Plan, or as an inducement to join the Company.

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Shares Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End(2) Exercisable/Unexercisable
Les C. Vinney	—	—	25,000/	$ 17,500/
			325,000	1,327,500
Gerard J. Reis	8,000	$ 55,500	74,500/	$ 102,669/
			72,500	226,781
David C. Dvorak	—	—	90,000/	$ 59,875/
			65,000	193,688
Laurie Brlas	—	—	0/	$ 0/
			25,000	127,500
William A. O’Riordan	—	—	112,500/	$ 694,438/
			52,500	142,688
Bill R. Sanford	500,088	$6,455,576	1,416,912/	$5,921,823/
			150,000	330,938

(1)	Excess of market price on date of exercise over exercise price.
(2)	Excess of $14.10 (market price at fiscal year-end) over exercise price.

Option Grants During Last Fiscal Year

        The following table sets forth information with respect to all stock options granted to the Named Executive Officers during the fiscal year ended March 31, 2001.

Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation Over Ten Year Option Term
					5%	10%
Mr. Vinney	250,000	17.89%	$9.00	May 28, 2010	$1,429,740	$3,631,817
Mr. Reis	25,000	1.79%	9.00	May 28, 2010	$ 142,974	$ 363,182
Mr. Dvorak	25,000	1.79%	9.00	May 28, 2010	$ 142,974	$ 363,182
Ms. Brlas	25,000	1.79%	9.00	May 28, 2010	$ 142,974	$ 363,182
Mr. O’Riordan	15,000	1.07%	9.00	May 28, 2010	$ 85,784	$ 217,909
Mr. Sanford	—	—	—	—	—	—

(1)
All of the above options were granted on April 28, 2000, as nonqualified options under the Company’s 1997 Stock Option Plan, except for the 25,000 options listed as granted to Ms. Brlas which are nonqualified options granted on April 28, 2000, as an inducement to her entering into the employ of the Company. In general, the listed options will vest in equal annual increments over a four-year period from the date of grant.

Employment and Change of Control Agreements

        STERIS is a party to agreements relating to employment with Messrs. Vinney and Sanford and to change of control agreements with all of the Named Executive Officers other than Mr. Sanford, whose change of control agreement expired on July 21, 2000.

        Agreement with Mr. Vinney.    Mr. Vinney and the Company are party to an employment agreement pursuant to which Mr. Vinney is to serve as President and Chief Executive Officer of the Company with a base salary of not less than $575,000 per year, is to be a participant in the Senior Executive Management Incentive Compensation Plan, and is to be eligible for option grants in accordance with the Company’s general practices with respect to executive compensation.

        Agreement with Mr. Sanford.    Mr. Sanford and the Company are party to an employment agreement pursuant to which he is to serve as Executive Founder and Special Executive Advisor of the Company through the 2005 Annual Meeting, performing such activities as may be assigned to him from time to time by the Board of Directors, in return for a salary of $50,000 per year and certain employee benefits. If Mr. Sanford assumes full-time employment with another employer before the 2005 Annual Meeting the salary will be reduced to $12,000 per year and the employee benefits will cease. The agreement obligates Mr. Sanford to refrain from soliciting any employee or agent to terminate his or her employment or other relationship with the Company, to maintain all of the Company’s confidential information in confidence, and to refrain from completing with the Company at any time before July, 2005.

        The agreement also provides that, upon the request of Mr. Sanford made at any time between July 21, 2001 and February 28, 2002, the Company will repurchase from Mr. Sanford, at a purchase price of $15.00 per share in cash, up to 600,000 of the Company’s Common Shares that were owned by him on June 19, 2000. In addition, the agreement provides that if Mr. Sanford observes all of his obligations thereunder through February 28, 2002, a loan originally made in 1997 in connection with his exercise of certain stock options, together with all accrued interest thereon, will be forgiven by the Company. The loan, which amounted to $2,795,157 of principal and accrued interest as of March 31, 2001, is evidence by a full recourse promissory note dated April 15, 1998, bears interest at the rate of 5.7% per annum, and is otherwise repayable in a lump sum on or before February 28, 2002.

        Change of Control Agreements.    STERIS is a party to change of control agreements with all of the Named Executive Officers (other than Mr. Sanford), including Messrs. Vinney, Reis, Dvorak, and O’Riordan and Ms. Brlas. Except in the case of Mr. Vinney, the agreements provide that if, at any time within two years after the occurrence of a change of control, the officer’s employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer’s base salary or bonus participation is reduced or relocation is made a condition of the officer’s employment, STERIS will pay to the officer a lump sum severance benefit equal to three years compensation (base salary and average annual incentive compensation). Each such change of control agreement also provides a three-month window period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years compensation (base salary and average annual incentive compensation) if, at any time before the officer’s resignation, the officer determines in good faith that (a) the officer’s position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer’s career prospects have been in any way diminished as a result of the change of control.

        Under his change of control agreement, Mr. Vinney will be able to terminate his employment and be entitled to a lump sum payment equal to three years compensation (base salary and average annual incentive compensation) if, at any time within two years after a change of control, he determines in good faith that he is unable to carry out the authorities, powers, functions, responsibilities, or duties that he formerly had in his positions and offices at STERIS before the change of control, in the same manner as he was able to do before the change of control. Mr. Vinney would also be entitled to these same benefits if his employment were terminated by STERIS within two years of a change of control for any reason other than cause, death, or disability.

        An officer who is entitled to a lump sum severance benefit (whether equal to three years or two years of compensation) under a change of control agreement will also be paid (a) accrued base salary and vacation pay through the date of termination, (b) payments under the Management Incentive Compensation Plan for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (c) the cost of continuing health benefits through the third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years of compensation) of the termination date or, if earlier, the date the officer secures other employment. In addition, each change of control agreement provides for a tax gross-up if any payment to an officer exceeds the limit specified in Section 280G of the Internal Revenue Code so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply. For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that is inimical to the best interests of STERIS, unreasonable neglect of the officer’s duties and responsibilities, or competing with STERIS.

Board Compensation
Each director who is not an employee of the Company is paid a retainer of $24,000 per year plus $1,000 for each Board meeting attended in excess of four meetings per year and $500 for each committee meeting attended in excess of two committee meetings per year. At the beginning of each year of service on the Board, $14,000 of the annual retainer is paid in Restricted Common Shares granted under the 1994 Nonemployee Directors Equity Compensation Plan and each director automatically receives a stock option for 10,000 of the Company’s Common Shares. The Restricted Common Shares are subject to forfeiture if the director does not serve for a full year following grant of those shares. All directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Report of Compensation and Nominating Committee
The Board of Directors of the Company has delegated to the Compensation and Nominating Committee responsibility for determining executive compensation. The Committee is comprised of three independent nonemployee directors who have no interlocking relationships with the Company as defined by the Securities and Exchange Commission.

        The Company has adopted, and the Compensation and Nominating Committee has approved, a compensation policy for executives under which, in addition to base salaries, a significant portion of current compensation during each fiscal year is linked directly to the Company’s performance in that year and a significant portion of total compensation is provided in the form of stock options, thereby linking total compensation to the long-term performance of the Company’s Common Shares.

        In setting the level of base salaries and annual incentive compensation opportunities for executives, the Compensation and Nominating Committee takes into account the recommendations of an independent compensation consulting firm that are based upon compensation practices in comparable companies. The Compensation and Nominating Committee believes that the compensation policy developed with the assistance of the consulting firm will enable the Company to attract and retain qualified individuals as executives and to motivate those individuals to perform to their highest abilities and work toward the achievement of annual performance goals that will increase shareholder value.

        The Company’s Management Incentive Compensation Plan for fiscal 2001 provided for payment of bonuses to participants if the Company achieved certain net revenue, operating income, and net income objectives set by the Board of Directors. For fiscal 2001, the plan provided for target potential bonuses ranging from 20% to 75% of a participant’s base salary. Based upon the extent to which the Company achieved the financial objectives set by the Board of Directors for fiscal 2001, bonuses were paid on average at approximately 52% of target levels under the Management Incentive Compensation Plan to all Named Executive Officers eligible under the plan for the entire fiscal year.

        For fiscal 2001, the Compensation and Nominating Committee set Mr. Vinney’s base salary at $575,000 per annum for the portion of the year he acted as the President and Chief Executive Officer, having determined that this level of base salary was appropriate in view of the primary role played by Mr. Vinney in the management of the Company. For fiscal 2001, based upon the extent to which the Company achieved the financial objectives set by the Board of Directors for that year for purposes of the Senior Executive Management Incentive Compensation Plan, Mr. Vinney was paid a bonus of $258,675.

        The Compensation and Nominating Committee has developed a practice of considering the grant of options to key employees each year and has followed this practice in the case of Mr. Vinney. On April 28, 2000, in connection with his appointment as Chief Executive Officer, the Compensation and Nominating Committee granted to Mr. Vinney a nonqualified stock option to purchase 250,000 Common Shares at the then current market price of $9.00 per share. The Compensation and Nominating Committee believes that this grant is appropriate in recognition of Mr. Vinney’s position and responsibilities with respect to the management of the Company.

        Section 162(m) of the Internal Revenue Code prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year that it or any subsidiary pays to specified executives. Those specified executives are the Chief Executive Officer and the four other most highly paid executive officers of the Company serving as executive officers of the Company at the end of the fiscal year. Compensation that is contingent on the attainment of performance goals is excluded from the deduction limit and is therefore deductible without regard to the $1 million limit. In general, the Company’s Stock Plans and its Senior Executive Management Incentive Compensation Plan are designed so that compensation paid under those plans can qualify as performance-based compensation and therefore be excluded from the calculation of the $1 million limit. The general position of the Company with respect to Section 162(m) is that the Company will seek to qualify compensation paid to its executive officers in such a way as to satisfy the requirements of Section 162(m) where it appears to the Compensation and Nominating Committee to be in the best interests of the Company to do so. However, from time to time there may be circumstances in which the Compensation and Nominating Committee concludes that the best interests of the Company will be served by a compensation arrangement that does not satisfy those requirements and, in those circumstances, the Company may proceed without complying with the requirements of Section 162(m).

        As noted above, when making its determinations as to the levels of salary, annual incentive compensation opportunity, and stock option grants to the various executive officers, the Compensation and Nominating Committee considers compensation data from other companies gathered and analyzed by an independent compensation consulting firm. Taking into account that data and the need to provide competitive levels of compensation to retain and to motivate those executives to continue providing services to the Company, it is the judgment of the Compensation and Nominating Committee that the compensation program described above and the levels of compensation paid to executive officers of the Company during fiscal 2001 are appropriate.

Compensation and Nominating Committee
Board of Directors
Raymond A. Lancaster
Jerry E. Robertson
Loyal W. Wilson

Report of Audit Committee
The Board of Directors of the Company has adopted a written Audit Committee Charter, a copy of which is included as Appendix A to this Proxy Statement. All members of the Audit Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

        The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Shareholders for the year ended March 31, 2001. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

        The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (titled “Independence Discussions with Audit Committees”), and has discussed with Ernst & Young LLP their independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001, filed with the U.S. Securities and Exchange Commission.

Audit Committee
Board of Directors
Stephen R. Hardis
Raymond A. Lancaster
Kevin M. McMullen

STOCK PERFORMANCE GRAPH

        The following graph shows the cumulative performance for STERIS Corporation’s Common Shares over the last five years compared with the performance of the Standard & Poor’s 500 Index and the Dow Jones Medical Supplies Index. The graph assumes $100 invested as of March 31, 1996 in the Company’s Common Shares and in each of the named indices. The performance shown is not necessarily indicative of future performance.

2002 Shareholder Proposals
The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the next Annual Meeting of Shareholders is expected to be February 22, 2002. In the event, however, that the date of the 2002 Annual Meeting is changed by more than 30 calendar days from the date currently contemplated, a proposal must be received by the Company a reasonable time before the solicitation in connection with the meeting is made.

        Additionally, a shareholder may submit a proposal for consideration at the next Annual Meeting of Shareholders, but not for inclusion in the Proxy Statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline, given a July 20, 2001 Annual Meeting, will be March 22, 2002. For a proposal to be properly requested by a shareholder to be brought before the Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of STERIS’s Amended and Restated Regulations, as well as the timeliness requirement described above.

Independent Auditor
Ernst & Young LLP has been appointed as the Company’s independent auditor for the fiscal year ending March 31, 2002, pursuant to the recommendations of the Audit Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2001.

        Audit Fees    The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal year ended March 31, 2001 and for reviewing the interim financial statements included in the Company’s quarterly reports on Form 10-Q filed during the fiscal year ended March 31, 2001 were $462,000.

        Financial Information Systems Design and Implementation Fees    No professional services were rendered to the Company by Ernst & Young LLP during the fiscal year ended March 31, 2001 in connection with the design or implementation of financial information systems.

        All Other Fees    The aggregate fees billed for all other services rendered by Ernst & Young LLP during the fiscal year ended March 31, 2001, other than the services described in “Audit Fees” or “Financial Information Systems Design and Implementation Fees” above, was $934,000.

        The Audit Committee of the Company has considered whether the provision of non-audit services is compatible with Ernst & Young LLP maintaining its independence from the Company.

Annual Report
The integrated Annual Report and Form 10-K of the Company for the fiscal year ended March 31, 2001, which includes financial statements for the Company for the fiscal year then ended, is being mailed to each shareholder of record with this Proxy Statement.

By Order of the Board of Directors,

DAVID C. DVORAK
Secretary

June 22, 2001

APPENDIX A

STERIS CORPORATION
AUDIT COMMITTEE CHARTER

ORGANIZATION

        This charter governs the operation of the Audit Committee. The Committee shall review and reassess the adequacy of this charter at least annually and obtain the approval of the Board of Directors for any proposed changes to the charter. The Committee shall be appointed by the Board of Directors and shall be comprised of at least three Directors, each of whom has no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

        The Audit Committee shall assist the Board in providing oversight relating to the Company’s financial statements and financial reporting process, its systems of internal accounting and financial controls, the internal audit process and the annual independent audit process of the Company’s annual financial statements. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the company. Management is responsible for implementing adequate internal accounting controls and for preparing the Company’s financial statements. Further, management and the independent auditors are responsible for planning and conducting audits of the financial statements and financial reporting processes, and determining that the audited financial statements are complete, accurate, and in accordance with Generally Accepted Accounting Principles. The Committee, in carrying out its oversight responsibilities, shall discus with the independent auditors and management their judgment of the quality and the acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

RESPONSIBILITIES AND PROCESS

        The following shall be the principal recurring process of the Audit Committee in carrying out its oversight responsibilities:

Independent Auditors

        The Committee shall make recommendations and the Board shall have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. The Committee shall have clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee. The Committee shall receive an annual report and such other reports as the Committee deems appropriate from the independent auditors regarding the auditors’ independence, and discuss with the auditors such reports and the matters included in the written disclosures required by the Independence Standards Board Standard No. 1, and consider the compatibility of non-audit services with the auditors’ independence. If necessary, the Committee shall recommend to the Board appropriate action to be taken with respect to the independence of the auditors.

Internal Controls and Audit Process

        The Audit function is designed to provide a check that a system of internal controls is maintained throughout the Company which protects the assets of the Company and provides the proper authorization and recording of transactions such that the financial information is reliable and materially accurate; and financial statements fairly present, in all material respects, the financial condition and results of operations of the Company in accordance with U.S. generally accepted accounting principles.

        The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls.

        Further, the Committee shall meet separately with internal auditors and the independent auditors, with and without management present, to discuss the results of their examination.

Annual Audit

        The Committee will discuss with the independent auditors the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under Statement of Auditing Standards 61.

Financial Reporting

        The Committee shall review with management and the independent auditors the financial statement to be included in the Company’s Annual Report on Form 10-K. Based on these reviews, the Committee shall annually report to the Board whether the Committee recommends inclusion of the financial statements in the Company’s Annual Report and Form 10-K.

        In addition, the Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s quarterly reporting on Form 10-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Audit Committee Chair, or his designee, may represent the entire Committee for the purpose of this review.

Proxy Report

        The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws and regulations and the Company’s Code of Conduct.